                                                                     Exhibit 4.1

                    CERTIFICATE OF DESIGNATIONS, PREFERENCES
                    AND RELATIVE, PARTICIPATING, OPTIONAL AND
                        OTHER SPECIAL RIGHTS OF PREFERRED
                      STOCK AND QUALIFICATIONS, LIMITATIONS
                            AND RESTRICTIONS THEREOF
                                       OF
                    16% CUMULATIVE REDEEMABLE PREFERRED STOCK
                                       OF
                            TRANSDIGM HOLDING COMPANY

                            -------------------------

                         PURSUANT TO SECTION 151 OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

                            -------------------------

         TransDigm Holding Company (the "COMPANY"), a corporation organized and existing under the General Corporation Law of the State of Delaware, certifies that pursuant to the authority contained in Article Four of its Restated Certificate of Incorporation (the "CERTIFICATE OF INCORPORATION") and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company has duly approved and adopted the following resolution (this "CERTIFICATE OF DESIGNATIONS"), which resolution remains in full force and effect on the date hereof:

         RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors does hereby designate, create, authorize and provide for the issue of 75,000 shares of 16% Cumulative Redeemable Preferred Stock, par value $0.01 per share, with a liquidation preference of $1,000 per share. The 16% Redeemable Preferred Stock shall have the following powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions, as follows:

         Unless the context otherwise requires, references to a section or sections contained in this Certificate of Designations refers to the referenced section or sections hereof.

SECTION 1.        CERTAIN DEFINITIONS.

         Unless the context otherwise requires, the terms defined in this
SECTION 1 shall have, for all purposes of this Certificate of Designations, the meanings herein specified (with terms defined in the singular having comparable meanings when used in the plural).

         "ACCELERATION CONSENT" means a written consent or approval signed by a Holder of Outstanding Indebtedness for Money Borrowed that specifically consents to or approves the relevant purchase of Preferred Stock.

         "ACCELERATION EVENT" has the meaning given to it in SECTION 7.

         "ACQUISITION" means any transaction or series of related transactions, consummated on or after the date hereof, by which the Company directly, or indirectly through one or more Subsidiaries:

                  (1) acquires any going business, or all or substantially all of the assets of any Person, whether through the purchase of assets, merger, consolidation or otherwise; or

                  (2) acquires securities or other ownership interests of any Person such that the Company owns at least a majority of the combined voting power of the then outstanding securities or other ownership interests of such Person.

         "ACQUISITION INDEBTEDNESS" means Indebtedness incurred to finance, directly or indirectly (including by assumption), any Acquisition made by the Company or any of its Subsidiaries, if such Indebtedness is incurred either:

                  (1) contemporaneously with the Acquisition;

                  (2) prior thereto in anticipation thereof; or

                  (3) within 90 days after such Acquisition is consummated (other than for (i) Indebtedness incurred to supplement working capital in the ordinary course of business, (ii) Indebtedness incurred to fund reasonable post-closing expenses and fees of Persons other than Affiliates of the Company or any Odyssey Party incurred in connection with the Acquisition, and (iii) customary purchase price adjustments based on the working capital of the business or assets acquired as of the closing date of the Acquisition.

         "AFFILIATE" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control," as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person (including without limitation such Person's investment decisions), whether through the ownership of voting securities, by agreement or otherwise; PROVIDED that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms "controlling," "controlled by" and "under common control with" shall have correlative meanings.

         "APPROPRIATE ADJUSTMENTS" means, with respect to any particular Acquisition and for purposes of calculating the Consolidated Leverage Ratio for a Four-Quarter Period, the sum, without duplication, of:

         (1) the impact for the full Four-Quarter Period of any PRO FORMA expense and cost reductions and other operating improvements that have occurred as a result of such Acquisition or that are reasonably expected to occur as a result of such Acquisition, all as determined in accordance with Regulation S-X promulgated under the Securities Act of 1933, as amended;

         (2) the impact for the full Four-Quarter Period of any bona-fide planned expense reductions as a result of headcount reductions that the Company and its Subsidiaries intend to effect in good faith within 90 days following the consummation of the Acquisition, taking into account the general functions and assumed compensation rates with respect to such headcount reductions;

         (3) the impact for the full Four-Quarter Period of any price increases planned to be implemented within 90 days of such Acquisition, taking into account with respect to such planned price increases, both (i) the specific product line and (ii) the magnitude of the planned price increase for such product line; PROVIDED, HOWEVER, that any adjustment pursuant to this clause (3) shall be subject to the approval of the Majority Holders, which approval shall not be unreasonably withheld; and

         (4) the impact for the full Four-Quarter Period of any other PRO FORMA expense and cost reductions and other operating improvements that have or are expected to occur; PROVIDED, HOWEVER, that any adjustment pursuant to this clause (4) shall be subject to the approval of the Majority Holders.

         "BOARD OF DIRECTORS" means:

                  (1) with respect to a corporation, the board of directors of the corporation;

                  (2) with respect to a partnership, the board of directors of the general partner of the partnership; and

                  (3) with respect to any other Person, the board or committee of such Person serving a similar function.

         "BUSINESS DAY" means any day other than a Legal Holiday.

         "CAPITAL STOCK" means (i) with respect to any Person that is a corporation, any and all shares, interests or equivalents in capital stock (whether voting or nonvoting, and whether common or preferred) of such corporation, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership, limited liability company or other equity interests of such Person.

         "CAPITAL STOCK EQUIVALENTS" means any and all warrants, rights, options or other securities to provide the right to purchase Capital Stock (by conversion or otherwise).

         "CAPITALIZED LEASE OBLIGATIONS" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

         "CERTIFICATE OF DESIGNATIONS" has the meaning given to it in the introductory paragraph hereof.

         "CERTIFICATE OF INCORPORATION" has the meaning given to it in the introductory paragraph hereof.

         "CHANGE OF CONTROL" means the occurrence of any of the following:

                  (1) any sale, lease, exchange or transfer of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole, other than to any Odyssey Party;

                  (2) approval by the directors or holders of Capital Stock of the Company of any plan or proposal for the liquidation, dissolution, or winding up of the Company;

                  (3) the Odyssey Parties ceasing to own in the aggregate at least 51% of the outstanding Common Stock (on both an economic and voting basis) or the sale or transfer by the Odyssey Parties, in any one transaction or series of transactions (other than to another Odyssey Party), of more than 20% of the economic or voting interest in the Company's Capital Stock held by the Odyssey Parties on the Issue Date;

                  (4) the Company (or its successor) ceases to own 100% of the Capital Stock and Capital Stock Equivalents of TransDigm Inc.; or

                  (5) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors.

         "CHANGE-OF-CONTROL CONSENT" means a written consent or approval signed by a Holder of Outstanding Indebtedness for Money Borrowed that specifically consents to or approves the relevant purchase of Preferred Stock.

         "COMMON STOCK" means the capital stock of the Company, however designated, that is not limited as to the amount of dividends, or that is not limited as to the amount of distributions upon liquidation or dissolution of the Company.

         "COMPANY" has the meaning given to it in the introductory paragraph hereof.

         "CONSOLIDATED EBITDA" means, with respect to the Company, for any period, the sum (without duplication) of the Company's (1) Consolidated Net Income for such period; and (2) to the extent Consolidated Net Income for such period has been reduced thereby:

                  (1) all income taxes and foreign withholding taxes of the Company and its Subsidiaries paid or accrued in accordance with GAAP for such period;

                  (2)      Consolidated Interest Expense for such period;

                  (3) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period (other than normal accruals in the ordinary course of business), all as determined on a consolidated basis for the Company and its Subsidiaries in accordance with GAAP; and

                  (4) any cash charges resulting from the Transactions that are incurred prior to the six-month anniversary of the Issue Date.

         "CONSOLIDATED INDEBTEDNESS" means, with respect to the Company as of any date, the sum of all Indebtedness of the Company and its Subsidiaries on a consolidated basis (including without limitation all Acquisition Indebtedness) as of such date that would appear as a debt on a consolidated balance sheet in accordance with GAAP, PLUS, without duplication, the Liquidation Amount of the Preferred Stock and the liquidation preference of any class or series of preferred stock of the Company or its Subsidiaries that ranks senior to or on a parity with the Preferred Stock with respect to dividends, redemption, or liquidation (any preferred stock issued by a Subsidiary of the Company to any Person other than the Company or a Subsidiary thereof being deemed to be senior to the Preferred Stock for this purpose and this purpose only).

         "CONSOLIDATED INTEREST EXPENSE" means, with respect to the Company for any period, the sum of, without duplication:

                  (1) the aggregate of all cash and non-cash interest expense with respect to all outstanding Indebtedness of the Company and its Subsidiaries, including the net costs associated with Interest Rate Protection Agreements, for such period determined on a consolidated basis in conformity with GAAP, but excluding amortization or write-off of debt issuance costs;

                  (2) the consolidated interest expense of the Company and its Subsidiaries that was capitalized during such period; and

                  (3) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by the Company and its Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

         "CONSOLIDATED LEVERAGE RATIO" means, with respect to the Company as of any date, the ratio of Consolidated Indebtedness of the Company as of such date to the Consolidated EBITDA of the Company during the most recent four completed fiscal quarters for which quarterly financial statements are available or are required to have been delivered pursuant to SECTION 8.2 of this Certificate of Designations (the "FOUR-QUARTER PERIOD") ending prior to such date. In addition to and without limitation of the foregoing, for purposes of this definition, the Consolidated Leverage Ratio shall be calculated after giving effect on a PRO FORMA basis for the period of such calculation to:

                  (1) the incurrence or repayment of any Indebtedness or the issuance of any preferred stock of the Company or any of its Subsidiaries (and the application of the proceeds thereof) giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness or the issuance or redemption of other preferred stock (and the application of the proceeds thereof), other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to revolving credit facilities, occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the date of measurement, as if such incurrence or repayment or issuance or redemption, as the case may be (and the application of the proceeds thereof), had occurred on the first day of the Four-Quarter Period; and

                  (2) any asset sales or other dispositions outside of the ordinary course of business or Acquisitions (including without limitation any Acquisition giving rise to the need to make such calculation as a result of the Company or one of its Subsidiaries (including any Person who becomes a Subsidiary as a result of the Acquisition) incurring, assuming or otherwise being liable for Acquisition Indebtedness and also including any EBITDA (calculated in the same manner as Consolidated EBITDA of the Company but including all Appropriate Adjustments) attributable to the assets that are the subject of the Acquisition or asset sale or other disposition and without regard to clause (4) of the definition of Consolidated Net Income) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to such date, as if such asset sale or other disposition or Acquisition (including the incurrence or assumption of any such Acquired Indebtedness) occurred on the first day of the Four-Quarter Period.

         "CONSOLIDATED NET INCOME" means, for any period, the aggregate net income (or loss) of the Company and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP and without any deduction in respect of preferred stock dividends; PROVIDED, HOWEVER, that there shall be excluded therefrom:

                  (1) gains and losses from asset sales that are outside of the ordinary course of business and the related tax effects, determined in accordance with GAAP;

                  (2) gains and losses due solely to fluctuations in currency values and the related tax effects, determined in accordance with GAAP;

                  (3) all extraordinary, unusual or nonrecurring charges, gains and losses (including without limitation all restructuring costs and any expenses or charges related to the repurchase of Capital Stock or Capital Stock Equivalents of the Company, and the related tax effects according to GAAP;

                  (4) the net income (or loss) of any Person acquired in a pooling of interests transaction accrued prior to the date it becomes a Subsidiary of the Company or is merged or consolidated with or into the Company or any Subsidiary of the Company;

                  (5) the net loss of any Person other than the Company or a Subsidiary of the Company;

                  (6) the net income of any Person other than the Company or a Subsidiary of the Company, except to the extent of cash dividends or distributions paid to the Company or a Subsidiary of the Company by such Person;

                  (7) in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets; and

                  (8) any non-cash compensation charges, including any arising from existing stock options resulting from any merger or recapitalization transaction.

         "CONSOLIDATED NON-CASH CHARGES" means, with respect to the Company, for any period, the aggregate depreciation, amortization and other non-cash charges and expenses of such Person and its Subsidiaries reducing Consolidated Net Income of such Person and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges that require an accrual of or a reserve for cash payments for any future period other than accruals or reserves associated with mandatory repurchases of equity securities).

         "CONTINGENT OBLIGATIONS" means, as to any Person, any obligation of such Person as a result of such Person being a general partner of the other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

                  (1) to purchase, repurchase or otherwise acquire any such primary obligation or any property constituting direct or indirect security therefor;

                  (2) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth, solvency or financial condition of the primary obligor;

                  (3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or

                  (4) otherwise to assure or hold harmless the owner of such primary obligation against loss or failure or inability to perform in respect thereof; PROVIDED, HOWEVER, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection or standard contractual indemnities entered into, in each case in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

         "CONTINUING DIRECTORS" means, as of any date of determination, any member of the Board of Directors of the Company who:

                  (1) was a member of such Board of Directors on the Issue Date; or

                  (2) was nominated for election or elected to such Board of Directors by any Odyssey Party or with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

         "CREDIT DOCUMENTS" means the Credit Agreement dated as of December 3, 1998 and amended and restated as of May 31, 2001 among the Company, TransDigm Inc., the lenders party thereto in their capacities as lenders thereunder, and Bankers Trust Company, as administrative agent, together with the related documents thereto (including without limitation any guarantee agreements, security documents, notes and letters of credit), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

         "DIVIDEND-IN-KIND SHARES" has the meaning given to it in SECTION 3.

         "DIVIDEND PAYMENT DATE" has the meaning given to it in SECTION 3.

         "EVENT OF NONCOMPLIANCE" means any of the following:

                  (1) the Company's failure to pay dividends on the Preferred Stock as provided herein, unless such payment has been made in full within 30 days after receipt of written notice of such nonpayment from the Holders of 25% or more of the shares of Preferred Stock then outstanding;

                  (2) the Company's failure to purchase or redeem or pay the redemption or purchase price of any share of Preferred Stock in full when required as provided herein, unless such redemption or payment has been made within three Business Days after receipt of written notice of such nonpayment from the Holders of 25% or more of the shares of Preferred Stock then outstanding;

                  (3) the Company makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due, or the Company files a voluntary petition for bankruptcy, or a petition for bankruptcy is filed against the Company and such petition is not removed within 60 days; and

                  (4) the Company's failure to observe any of the protective covenants set forth in SECTION 7 or SECTION 8 hereof unless such failure has been cured within 30 days after receipt of written notice thereof from the Holders of 25% or more of the shares of Preferred Stock then outstanding.

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "FINANCIAL OFFICER" means, with respect to the Company, the chief financial officer, vice president - finance, principal accounting officer or treasurer of the Company.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect at the time of the preparation of the Company's financial statements as of and for the year ended September 30, 2000.

         "HOLDER" means a Person in whose name any share of Preferred Stock is registered.

         "INDEBTEDNESS" of any Person means, without duplication:

                  (1) all indebtedness of such Person for borrowed money;

                  (2) the deferred purchase price of assets or services payable to the sellers thereof or any of such seller's assignees that in accordance with GAAP would be shown on the liability side of the balance sheet of such Person but excluding deferred rent as determined in accordance with GAAP;

                  (3) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder;

                  (4) all Indebtedness of a second Person secured by any lien on any property owned by such first Person, whether or not such Indebtedness has been assumed;

                  (5) all Capitalized Lease Obligations of such Person;

                  (6) all obligations of such Person to pay a specified purchase price for goods or services whether or not delivered or accepted, I.E., take-or-pay and similar obligations;

                  (7) all obligations under Interest Rate Protection Agreements and Other Hedging Agreements calculated as the amount of unrealized net loss position, if any, of such Person thereunder on a marked-to-market basis determined no more than one month prior to such time; and

                  (8) all Contingent Obligations of such Person relating to or arising in connection with Indebtedness contemplated by the foregoing clauses (1) through (7) of this definition of Indebtedness, PROVIDED that Indebtedness shall not include trade payables and accrued expenses, in each case arising in the ordinary course of business.

         "INTEREST RATE PROTECTION AGREEMENT" means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

         "INVESTMENT AGREEMENT" means that certain Investment Agreement, dated as of the Issue Date, between the Company and First Union Investors, Inc.

         "ISSUE DATE" means May 31, 2001.

         "JUNIOR SECURITIES" means, with respect to the Company, any Capital Stock or Capital Stock Equivalents of the Company ranking junior to the Preferred Stock as to the payment of dividends and as to rights in liquidation, dissolution and winding up of the affairs of the

Company (with any Capital Stock or Capital Stock Equivalents of a Subsidiary of the Company automatically being deemed not to rank junior to the Preferred Stock).

         "LEGAL HOLIDAY" means a Saturday, a Sunday or a day on which banking institutions in the City of New York or Charlotte, North Carolina are authorized by law, regulation or executive order to remain closed.

         "LIQUIDATION AMOUNT" means, with respect to any share of Preferred Stock, including without limitation any Dividend-in-Kind Shares, whether or not actually issued and represented by certificates), the amount equal to $1,000 per share (subject to equitable adjustment after the Issue Date for stock splits, stock dividends (other than as payment-in-kind dividends) and similar occurrences).

         "MAJORITY HOLDERS" means holders of a majority of the then outstanding shares of Preferred Stock.

         "MANAGEMENT AGREEMENTS" means that certain Management Shareholders' Agreement dated as of December 3, 1998 and all other current or future agreements between the Company or any of its Subsidiaries and stockholders thereof who are members of management of the Company or any of its Subsidiaries, PROVIDED, HOWEVER, that to constitute a Management Agreement, grants of options or stock bonuses made under such agreement must be based upon performance standards established in good faith by the Company's Board of Directors.

         "MANAGEMENT REDEMPTIONS" means redemptions required pursuant to the Management Agreements; PROVIDED, HOWEVER, that no such redemptions shall include any securities held by an Odyssey Party; PROVIDED, FURTHER, HOWEVER, that the aggregate number of securities so redeemed under the Management Agreements shall not exceed 11,204.33 shares of the Company's Common Stock (such number of shares subject to equitable adjustment for stock splits, stock dividends and similar occurrences).

         "MANDATORY REDEMPTION DATE" has the meaning given to it in SECTION 5.

         "ODYSSEY PARTIES" means Odyssey Investment Partners Fund, LP, Odyssey Coinvestors, LLC, and all Permitted Odyssey Transferees.

         "OPTIONAL REDEMPTION PRICE" means, with respect to a share of Preferred Stock, the sum of (i) the applicable percentage set forth in the table below of the Liquidation Amount of such share, and (ii) all accrued but unpaid dividends in respect of such share to the date of redemption:

Years From Issue Date                   Applicable Percentage
--------------------------------------- --------------------------
              1                         103%
--------------------------------------- --------------------------
              2                         102%
--------------------------------------- --------------------------
              3                         101%
--------------------------------------- --------------------------
              Thereafter                100%
--------------------------------------- --------------------------

         "OTHER HEDGING AGREEMENTS" means any foreign exchange contracts, currency swap agreements, commodity agreements or other similar agreements or arrangements designed to protect against the fluctuations in currency or commodity values.

         "OUTSTANDING INDEBTEDNESS FOR MONEY BORROWED" means each of: (i) the Credit Documents (other than to any Odyssey Party), (ii) each Interest Rate Protection Agreement and Other Hedging Agreement entered into with a lender under the Credit Documents (even if any such lender subsequently ceases to be a lender under the Credit Documents for any reason), or any affiliate of such lender, and (iii) the PIK Notes Indenture.

         "PIK NOTES INDENTURE" means that certain Indenture dated as of December 3, 1998 between the Company and State Street Bank and Trust Company, as Trustee, relating to $20,000,000 of 12% Pay-in-Kind Notes due 2009, as in effect on the date of this Agreement (including as amended in connection with the sale and purchase of the Preferred Stock).

         "PARITY SECURITIES" has the meaning given to it in SECTION 2.

         "PERMITTED ODYSSEY TRANSFEREE" means, with respect to each of Odyssey Investment Partners Fund, LP and Odyssey Coinvestors, LLC (each, an "ODYSSEY STOCKHOLDER"), (i) any general or limited partner or manager of such Odyssey Stockholder (each, an "ODYSSEY PARTNER"), (ii) any corporation, partnership, limited liability company or other entity that is an Affiliate of such Odyssey Stockholder or of any Odyssey Partner (collectively, "ODYSSEY AFFILIATES"),
(iii) any managing director, member, general partner, director, limited partner, officer or employee of (a) such Odyssey Stockholder, (b) such Odyssey Partner, or (c) any Odyssey Affiliate of such Odyssey Stockholder or Odyssey Partner or of an Odyssey Affiliate, or the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any of the foregoing Persons referred to in this clause (iii) (collectively, "ODYSSEY ASSOCIATES"), (iv) any trust, the beneficiaries of which, or a corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which, include only such Odyssey Stockholder, Odyssey Affiliates, Odyssey Associates, or their spouses, parents or lineal descendants, and (v) a voting trustee for one or more of such Odyssey Stockholder, Odyssey Affiliates or Odyssey Associates; PROVIDED, HOWEVER, that in no event shall the Issuer or any of its Subsidiaries be deemed a Permitted Odyssey Transferee.

          "PERMITTED TRANSFER" means:

                  (1) any transfer to an Affiliate of First Union Investors, Inc.; or

                  (2) any other transfer that has been approved in advance by the Company (such approval not to be unreasonably withheld).

         "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

         "PREFERRED STOCK" means the 16% Cumulative Redeemable Preferred Stock created and issued pursuant to this Certificate of Designations.

         "RECORD DATE" has the meaning given to it in SECTION 3.

         "SENIOR SECURITIES" has the meaning given to it in SECTION 2.

         "SUBSIDIARY" means, with respect to any Person, any corporation or other Person of which more than 50% of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors, board of managers or other governing body of such Person, is at the time, directly or indirectly, owned or controlled by such Person and one or more of its other Subsidiaries or a combination thereof (irrespective of whether, at the time, securities of any other class or classes of any such corporation or other Person shall or might have voting power by reason of the happening of any contingency). When used without reference to a parent entity, the term "Subsidiary" shall be deemed to refer to a Subsidiary of the Company.

         "TRANSACTIONS" means, collectively:

                  (1) the acquisition pursuant to that certain Asset Purchase Agreement, dated as of April 29, 2001, among Aviation Acquisition Corporation and Federal-Mogul Ignition Company, and other related documents;

                  (2) the issuance and sale of Preferred Stock pursuant to the Investment Agreement and other related documents; and

                  (3) the entering into of the Credit Agreement and the incurrence of all loans and issuance of all letters of credit thereunder.

         "VOTING STOCK" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

SECTION 2.        RANKING.

         The Preferred Stock shall rank senior in right of payment to all classes or series of the Company's Capital Stock as to dividends and upon liquidation, dissolution or winding up of the Company.

         Without the consent of the Holders of at least a majority in Liquidation Amount of the then outstanding Preferred Stock, the Company shall not authorize, create (by way of reclassification or otherwise) or issue:

                  (1) any class or series of Capital Stock of the Company ranking on a parity with the Preferred Stock ("PARITY SECURITIES");

                  (2) any obligation or security convertible or exchangeable into or evidencing a right to purchase any Parity Securities;

                  (3) any class or series of Capital Stock of the Company ranking senior to the Preferred Stock ("SENIOR SECURITIES"); or

                  (4) any obligation or security convertible or exchangeable into or evidencing a right to purchase any Senior Securities.

SECTION 3.        DIVIDENDS.

         The Holders of the Preferred Stock as of the preceding May 15th and November 15th (each, a "RECORD Date") shall be entitled, to the extent of legally available funds, to receive cumulative preferential dividends at the rate per share of 16% per annum; PROVIDED, HOWEVER, that such rate shall be increased to 23% PER ANNUM upon and during the continuance of an Event of Noncompliance. Dividends on the Preferred Stock shall be payable semiannually in arrears on June 1 and December 1 of each year (each, a "DIVIDEND PAYMENT DATE"), commencing on December 1, 2001. Dividends will be payable in arrears and will be calculated on the basis of a 360-day year consisting of twelve 30-day months. The aggregate amount of the first dividend on the Preferred Stock will be $1,200,000 (assuming that no Event of Noncompliance has occurred).

         The Company shall, at its option, pay dividends:

                  (1) in cash out of and to the extent of legally available funds; or

                  (2) in additional fully paid and non-assessable shares of Preferred Stock (including fractional shares), the number of which shall be determined by dividing the amount of the dividend by the Liquidation Amount (such shares, "DIVIDEND-IN-KIND SHARES").

         Dividends on the Preferred Stock shall accrue and accumulate on the terms hereof whether or not:

                  (1) the Company has earnings or profits;

                  (2) there are funds legally available for the payment of such dividends; or

                  (3) dividends are declared.

         Dividends shall accrue and accumulate on unpaid dividends from and after the Dividend Payment Date on which such Dividend was required to be paid. Accumulated unpaid dividends will accrue dividends at the rate of 16% PER ANNUM and shall compound semi-annually on successive Dividend Payment Dates; PROVIDED, HOWEVER, that such rate shall be increased to 23% PER ANNUM upon and during the continuance of an Event of Noncompliance.

         All Dividend-in-Kind Shares issued or deemed issued hereunder shall, for all purposes, be deemed issued and outstanding on the applicable Dividend Payment Date, and dividends shall begin to accrue on Dividend-in-Kind Shares as of the day following the Dividend Payment Date with respect to which such Dividend-in-Kind Shares were to be issued, regardless of the actual date of distribution of a certificate representing such Dividend-in-Kind Shares. The number of shares to be issued as Dividend-in-Kind Shares shall be rounded to the nearest 1/1000th of a share and fractional shares representing such amount shall be issued.

         Unless the Company has declared and paid full cumulative dividends upon, or declared and set apart a sufficient sum for the payment of full cumulative dividends on, all outstanding shares of Preferred Stock due for the current and all past Dividend Payment Dates, then:

                  (1) no dividend, other than a dividend payable solely in Junior Securities, shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any Junior Securities;

                  (2) no other distribution shall be declared or made by the Company upon, or any sum set apart by the Company for the payment of any distribution upon, any Junior Securities;

                  (3) no Junior Securities shall be purchased, redeemed or otherwise acquired or retired for value (excluding an exchange for other Junior Securities) by the Company or any of its Subsidiaries; and

                  (4) no monies shall be paid into or set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition or retirement for value of any Junior Securities by the Company or any of its Subsidiaries.

         Holders of the Preferred Stock shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of the full cumulative dividends as herein described.

SECTION 4.        VOTING RIGHTS.

         Holders of the Preferred Stock shall have no voting rights, except as required by law and as provided in this Certificate of Designations (which shall in any event include rights of approval under this Certificate of Designations). Under this Certificate of Designations, upon the occurrence and during the continuance of an Event of Noncompliance, the number of members of the Company's Board of Directors shall immediately and automatically increase by two, the Majority Holders shall have the right to appoint and elect two directors (in the event the resulting number of directors is 10 or less) or, alternatively, a number of directors constituting at least 20% of the number of directors of the Company's Board of Directors (in the event the number of resulting directors is more than 10). Such directors shall be appointed by the Company's Board of Directors to serve on each committee of such Board of Directors at least in the same proportions that the number of such directors bears to the total number of directors then constituting such Board of Directors, but in any event at least one director on each such committee. No such director appointed by the Majority Holders may be removed from the Board of Directors of the Company, with or without cause, without the consent of the Majority Holders. The term of each director appointed and elected pursuant to this SECTION 4 shall continue until the earlier of the next annual meeting of stockholders or the first date on which no Event of Noncompliance is continuing. Upon such time as the Event of Noncompliance shall no longer be continuing, the number of members of the Company's Board of Directors shall immediately and automatically be decreased by the same number as the Board of Directors was increased upon the occurrence of such Event of Noncompliance.

SECTION 5.        REDEMPTION.

         5.1 MANDATORY REDEMPTION.

         On May 31, 2010 (the "MANDATORY REDEMPTION DATE"), the Company shall, to the extent of legally available funds, be required to redeem all outstanding shares of Preferred Stock at a price per share in cash in immediately available funds equal to the Liquidation Amount, plus accrued and unpaid dividends in respect thereof, if any, to the date of redemption. If the funds of the Company legally available for redemption of shares of the Preferred Stock then required to be redeemed are insufficient to redeem the total number of such shares then outstanding, those funds that are legally available shall be used to redeem the maximum possible number of shares of the Preferred Stock, which shares to be redeemed shall be allocated PRO RATA among the holders of the Preferred Stock based on the number of shares of the Preferred Stock held by such holders. At any time and from time to time thereafter, when additional funds of the Company are legally available to pay its obligation to redeem all of the outstanding shares of Preferred Stock required to be redeemed pursuant to this SECTION 5.1, such funds shall be immediately used to pay such redemption obligation until the balance of such shares have been redeemed. If and so long as such redemption obligation shall not be fully discharged, dividends on any remaining outstanding shares of Preferred Stock shall continue to accrue, accumulate and compound and be added to the dividends payable pursuant this SECTION 5.1.

         5.2 OPTIONAL REDEMPTION.

         At any time and from time to time, the Company may redeem any or all shares of Preferred Stock then outstanding (including any Dividend-in-Kind Shares) from the Holders thereof, upon not less than 30 days' and not more than 60 days' notice, for cash in immediately available funds at the Optional Redemption Price; PROVIDED, HOWEVER, that if there is a redemption within the first 36 months after the Issue Date of all, but not less than all, of the Preferred Stock outstanding (including any Dividend-in-Kind Shares), and all, but not less than all, of the Warrants to acquire Common Stock of the Company (which Warrants were issued pursuant to the Investment Agreement in connection with the issuance of the Preferred Stock), and the underlying shares of Common Stock if any of such Warrants shall have been exercised, are redeemed in accordance with Article VI of the instrument evidencing such Warrants, then the applicable redemption price of the Preferred Stock shall be the aggregate Liquidation Amount (rather than the Optional Redemption Price) thereof. Any such purchases shall be made on a PRO RATA basis among all Holders of Preferred Stock.

         If less than all of the Preferred Stock is to be redeemed at any time, the Company will select Preferred Stock for redemption as follows:

                  (1) if the Preferred Stock is listed, in compliance with the requirements of the principal national securities exchange on which the Preferred Stock is listed; or

                  (2) if the Preferred Stock is not so listed, on a PRO RATA basis, by lot or by such method as the Company shall in good faith deem fair and appropriate.

         No shares of Preferred Stock shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Preferred Stock to be redeemed at its registered address. Notices of redemption may not be conditional.

         A new certificate representing the unredeemed portion of the original certificate evidencing Preferred Stock presented for redemption shall be issued in the name of the Holder thereof upon cancellation of the certificate. On and after the redemption, dividends shall cease to accrue on the redeemed Preferred Stock.

SECTION 6.        LIQUIDATION RIGHTS.

         Each Holder of the Preferred Stock shall be entitled to payment, out of the assets of the Company available for distribution to its stockholders (after giving effect to the prior payment in full in cash of all Indebtedness and other claims of the Company's creditors), of an amount equal to the Liquidation Amount of such Holder's Preferred Stock plus accrued but unpaid dividends, if any, to the date of liquidation, before any distribution is made on any Junior Securities, upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company.

         If within three years of the Issue Date, there is any liquidation, dissolution or winding up of the Company a principal purpose of which is to avoid paying the premium contemplated by the Optional Redemption Price, such premium nevertheless shall be added to the Liquidation Amount due and payable pursuant to this SECTION 6. After payment in full of the Liquidation Amount and all accrued and unpaid dividends, if any, to which Holders of Preferred Stock are entitled, such Holders shall not further participate in any distribution of assets of the Company. However, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more Persons shall be a voluntary or involuntary liquidation, dissolution or winding up of the Company, unless such sale, conveyance, exchange or transfer is in connection with a liquidation, dissolution or winding up of the business of the Company.

         If the Company has insufficient assets to permit payment of the Liquidation Amount in full to all Holders of Preferred Stock, the assets of the Company shall be distributed ratably to such Holders in proportion to the Liquidation Amount to which each such Holder otherwise would be entitled.

         To the extent applicable, after the full Liquidation Amount on all outstanding shares of Preferred Stock has been paid, any remaining funds and assets of the Company legally available for distribution to stockholders shall be distributed in accordance with the Company's Certificate of Incorporation and any distribution to the holders of the Common Stock shall be made on a PRO RATA basis.

SECTION 7.        REPURCHASE AT THE OPTION OF HOLDERS.

         7.1 CHANGE OF CONTROL.

         Each Holder of Preferred Stock shall have the right to require the Company to repurchase such Holder's shares of Preferred Stock for cash in immediately available funds at the following applicable redemption price, upon the occurrence of a Change of Control, in accordance with the procedures set forth below:

                  (1) if the Change of Control occurs on or prior to the third anniversary of the Issue Date, such redemption price shall be 101% of the Liquidation Amount plus accrued and unpaid dividends to the date of repurchase; and

                  (2) if the Change of Control occurs after such third anniversary, 100% of the Liquidation Amount plus accrued and unpaid dividends to the date of repurchase.

         7.2 ACCELERATION OF INDEBTEDNESS.

         Each Holder of Preferred Stock shall have the right to require the Company to repurchase such Holder's shares of Preferred Stock, for cash in immediately available funds at the Optional Redemption Price, in accordance with the procedures set forth below, upon the acceleration of the Company's obligations under the Credit Documents (an "ACCELERATION EVENT").

         7.3 PROCEDURES.

         The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Preferred Stock as a result of a Change of Control or an Acceleration Event. To the extent that the provisions of any securities laws or regulations conflict with this SECTION 7, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this SECTION 7 by virtue of such conflict.

         If a Change of Control or Acceleration Event has occurred, the Company shall give prompt written notice of such Change of Control or Acceleration Event to the Holders of Preferred Stock, describing in reasonable detail the material terms and conditions and, in the case of a Change of Control, the date of consummation thereof, to each Holder of Preferred Stock and stating that such Holder has the right to require the Company (to the extent provided herein) to purchase such Holder's shares of Preferred Stock and establishing an expiration time for the Holders to elect repurchase of their shares (which in no event shall be less than 10 Business Days after the Holders' receipt of such notice).

         Within 10 Business Days after receipt by the Company of any such election by any Holder of Preferred Stock, the Company shall repurchase the aggregate number of shares of Preferred Stock specified therein. Payment by the Company to the Holders shall be made upon surrender by the Holders of such shares of Preferred Stock to the Company.

         Notwithstanding the foregoing, (i) prior to any obligation of the Company to purchase any shares of Preferred Stock upon the occurrence of a Change of Control or Acceleration Event, the Company covenants to, within 60 days following such Change of Control or Acceleration Event, either (x) pay in full in cash all amounts owing in respect of its Outstanding Indebtedness for Money Borrowed or (y) obtain from all holders of its Outstanding Indebtedness for Money Borrowed a Change-of-Control Consent, in the case of a Change of Control, or an Acceleration Consent, in the case of an Acceleration Event, and
(ii) the Company shall not be required to purchase any shares of Preferred Stock pursuant to SECTION 7.1 and 7.2 to the extent it does not have legally available funds to effect such purchase. In the event that the Company does not comply with the covenant contained in clause (i) of the immediately preceding sentence, the Company hereby acknowledges and agrees that the Holders shall be entitled to seek any and all available equitable relief, in an action in law or equity in any court of competent jurisdiction or otherwise, to cause the Company to comply with such covenant. To the extent that the Company is not required or permitted to purchase any shares of Preferred Stock upon the occurrence of a Change of Control or an Acceleration Event as provided for in this SECTION 7 or the Company fails to comply with the covenant contained in the immediately proceeding, such event shall, nevertheless, constitute an Event of Noncompliance from and after the date of notice of acceptance of the Change of Control or Acceleration Event offer by a Holder until such repurchase is effected, without regard to whether such obligation to repurchase is delayed or deferred because the Company has not repaid such Outstanding Indebtedness for Money Borrowed or obtained such Change-of-Control Consent or Acceleration Consent or has legally available funds to effect such purchase. This paragraph, however, shall not in any way affect the right of the Holders of Preferred Stock to receive an increased dividend upon the occurrence of an Event of Noncompliance.

         If the funds of the Company legally available for purchase of shares of the Preferred Stock then required to be purchased are insufficient to effect such purchase in full, those funds that are legally available shall be used to purchase the maximum possible number of shares of the Preferred Stock, which shares to be purchased shall be allocated PRO RATA among the holders of the Preferred Stock based on the number of shares of the Preferred Stock held by such holders. At any time and from time to time thereafter, when additional funds of the Company are legally available to pay its obligation to purchase all of the outstanding shares of Preferred Stock required to be purchased pursuant to this ARTICLE VII, such funds shall be immediately used to pay such purchase obligation until the balance of such shares have been purchased. If and so long as such purchase obligation shall not be fully discharged, dividends on any remaining outstanding shares of Preferred Stock shall continue to accrue, accumulate and compound and be added to the dividends payable hereunder.

SECTION 8.        CERTAIN COVENANTS.

         8.1 Until the time that no shares of Preferred Stock remain outstanding, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, take any of the following actions without first obtaining the written approval of the Majority Holders:

                  (1) alter or modify the terms, rights, preferences or privileges of the Preferred Stock; increase the authorized number of shares of Preferred Stock; or authorize the issuance of, issue or sell any additional shares of Preferred Stock other than issuances of Dividend-in-Kind Shares;

                  (2) create, authorize or issue any Senior Securities or Parity Securities;

                  (3) (i) declare, pay or set aside for payment any dividend on, or make any other distribution (whether in cash or other property) in respect of, any shares of any class or series of Capital Stock of the Company (other than the Preferred Stock), except for any dividends or distributions payable solely in shares of any such class or series of Capital Stock of the Company (with respect to which the dividend or distribution is being paid);

                  (ii) permit any of its Subsidiaries to declare, pay or set aside for payment to any Odyssey Party any dividend on, or make to any Odyssey Party any other distribution (whether in cash or other property) in respect of, any class or series of Capital Stock of such Subsidiary, except for dividends or distributions payable solely in shares of any such class or series of Capital Stock (with respect to which the dividend or distribution is being paid);

                  (iii) redeem, purchase or otherwise acquire any shares of Capital Stock or any Capital Stock Equivalents of the Company for any consideration (which shall include any cash, securities or other property being paid to or made available for a sinking fund or otherwise for the redemption, purchase or acquisition of any such shares), other than redemptions, purchases or acquisitions of the Preferred Stock (on the terms provided herein) and Management Redemptions; or

                  (iv) permit any of the Company's Subsidiaries to redeem, purchase, or otherwise acquire from any Odyssey Party any shares of Capital Stock or Capital Stock Equivalents of such Subsidiary for any consideration (which shall include any cash, securities or other property being paid to or made available for a sinking fund or otherwise for the purchase, redemption or acquisition of any such shares), other than Management Redemptions;

                  (4) incur or issue any Acquisition Indebtedness if, after giving effect to such incurrence or issuance, the Company's Consolidated Leverage Ratio would be greater than or equal to 5.5 to 1.0;

                  (5) effect or enter into any agreement with respect to any merger, consolidation, statutory share exchange or other reorganization involving the Company unless the surviving entity in such transaction, if other than the Company, expressly assumes all obligations of the Company with respect to the Preferred Stock and all surviving obligations under the Investment Agreement;

                  (6) enter into any transactions, except as expressly permitted by the Company's Certificate of Incorporation or the PIK Notes Indenture, with any Affiliate; or

                  (7) amend the Company's Certificate of Incorporation or bylaws in a manner that would materially and adversely affect the Holders of Preferred Stock (including any such amendment, change, or alteration that is effected in connection with any merger, consolidation, statutory share exchange, or other reorganization involving the Company).

         8.2 FINANCIAL STATEMENTS. So long as any shares of Preferred Stock are outstanding, the Company shall furnish, or shall cause to be furnished, to the
Holders:

                  (1) MONTHLY REPORTS. Within 30 days after the end of each fiscal month of the Company, the consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal month and the related consolidated statements of income for such fiscal month and for the elapsed portion of the fiscal year ended with the last day of such fiscal month, and comparable figures for the corresponding fiscal month in the prior fiscal year, all of which shall be certified by a Financial Officer of the Company that they fairly present in all material respects on a basis consistent with GAAP the financial condition of the Company and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

                  (2) QUARTERLY FINANCIAL STATEMENTS. Within 45 days after the close of the first three quarterly accounting periods in each fiscal year of the Company, (i) the consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income and retained earnings and cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, and comparative figures for the corresponding quarterly accounting period in the prior fiscal year, and (ii) management's discussion and analysis of the important operational and financial developments during such quarterly accounting period, all of which shall be in reasonable detail and certified by Financial Officer of the Company that they fairly present in all material respects in accordance with GAAP the financial condition of the Company and its Subsidiaries as of the dates indicated and the results of their operations and changes in their cash flows for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes.

                  (3) ANNUAL FINANCIAL STATEMENTS. Within 90 days after the close of each fiscal year of the Company, the consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and retained earnings and cash flows for such fiscal year, and comparative consolidated figures for the preceding fiscal year certified by the Company's independent certified public accountants (which shall be of recognized national standing and reasonably acceptable to the Holders, PROVIDED that in any event any of the "Big Five" accounting firms, including without limitation Deloitte & Touche LLP, shall be acceptable to the Holders), in each case to the effect that such statements fairly present in all material respects the financial condition of the Company and its Subsidiaries as of the dates indicated and the results of their operations and changes in its financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years, together with a certificate of such accounting firm stating that in the course of its regular audit of the business of the Company and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, no Event of

         Noncompliance relating to financial or accounting matters that have occurred and are continuing has come to their attention or, if such an Event of Noncompliance has come to their attention, a statement as to the nature thereof.

                  (4) OFFICER'S CERTIFICATES. At the time of the delivery of the financial statements provided for above, a certificate of a Financial Officer of the Company to the effect that no Event of Noncompliance exists or, if any Event of Noncompliance does exist, specifying the nature and extent thereof, which certificate shall, if delivered in connection with the financial statements in respect of a period ending on the last day of a fiscal quarter or fiscal year of the Company, set forth (in reasonable detail) the calculations required to establish whether the Company and its Subsidiaries were in compliance with the financial covenant contained in SECTION 8(1)(4).

SECTION 9.        AMENDMENT, SUPPLEMENT AND WAIVER.

         Except as provided in the next two succeeding paragraphs, this Certificate of Designations or the Preferred Stock may be amended or supplemented with the consent of the Majority Holders (including without limitation consents obtained in connection with a purchase of, or tender offer or exchange offer for, Preferred Stock), and any existing compliance or noncompliance with any provision of this Certificate of Designations or the Preferred Stock may be waived with the consent of the Majority Holders (including without limitation consents obtained in connection with a purchase of, or tender offer or exchange offer for, Preferred Stock).

         Without the consent of each Holder affected, an amendment or waiver shall not (with respect to any shares of Preferred Stock held by a non-consenting Holder):

                  (1) alter the voting rights with respect to the Preferred Stock set forth in this SECTION 9 or reduce the number of shares of Preferred Stock whose Holders must consent to an amendment, supplement or waiver;

                  (2) change or alter in any way adverse to the Holders the Liquidation Amount, the Mandatory Redemption Date or the Optional Redemption Price of the Preferred Stock;

                  (3) reduce the rate of or change the time for payment of dividends on any Preferred Stock;

                  (4) waive a failure of the Company to pay the Liquidation Amount, or dividends or premium, if any, on, the Preferred Stock as provided herein;

                  (5) make any Preferred Stock payable in any form or money other than that stated in this Certificate of Designations; or

                  (6) make any change in the preceding amendment and waiver provisions.

         Notwithstanding the preceding, without the consent of any Holder of Preferred Stock, the Company may (to the extent permitted by Delaware law) amend or supplement this Certificate of Designations:

                  (1) to provide for the assumption of the Company's obligations to Holders of Preferred Stock in the case of a merger or consolidation or sale of all or substantially all of the Company's assets; or

                  (2) to make any change that would provide any additional rights or benefits to the Holders of Preferred Stock or that does not adversely affect the legal rights under this Certificate of Designations of any such Holder.

SECTION 10.       REISSUANCE.

         Preferred Stock redeemed or otherwise acquired or retired by the Company shall assume the status of authorized but unissued preferred stock and may thereafter be reissued in the same manner as the other authorized but unissued preferred stock, but not as Preferred Stock.

SECTION 11.       PREFERRED STOCK CERTIFICATES; TRANSFERS.

         11.1 FORM AND DATING

         The certificates evidencing the shares of Preferred Stock shall be substantially in the form of the certificates issued on the Issue Date. Each such certificate may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Preferred Stock certificate shall be dated the date of its issuance (or with respect to Dividend-in-Kind Shares in any event on the applicable Dividend Payment Date). The terms and provisions contained in the Preferred Stock certificates shall constitute, and are hereby expressly made, a part of this Certificate of Designations.

         11.2 EXECUTION

         Two officers shall sign the certificates representing the Preferred Stock for the Company by manual or facsimile signature.

         If an officer whose signature is on a certificate representing Preferred Stock no longer holds that office at the time the Company issues such certificate, the shares of Preferred Stock evidenced thereby shall nevertheless be valid.

         11.3 TRANSFER AND EXCHANGE

         (a) If any Holder of shares of Preferred Stock proposes to transfer such shares, then, upon receipt by the Company of the following documentation:

                  (1) if such shares are being transferred to a "qualified institutional buyer" in accordance with Rule 144A under the Securities Act of 1933, as amended, a certificate to that effect in form and substance satisfactory to the Company;

                  (2) if such shares are being transferred pursuant to another exemption from the registration requirements of the Securities Act, a certificate to that effect in form and substance satisfactory to the Company, and, in each such case set forth in this subparagraph (2), if the Company so requests, an opinion of counsel in form and substance acceptable to the Company to the effect that such transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein are no longer required in order to maintain compliance with the Securities Act;

the Company shall effect the transfer; PROVIDED that the Company shall have received documentation reasonably satisfactory to the Company that will enable the Company to ascertain that such transfer will not result in the Company being required to withhold or deduct any taxes, levies, imposts, or other governmental charges with respect to dividends or distributions with respect to such shares; and, PROVIDED FURTHER, that in no event will the Company be obligated to effect any transfer of shares of Preferred Stock unless the transfer constitutes a Permitted Transfer. Any transfer in violation of this SECTION 11.3 shall be void AB INITIO.

         (b) LEGENDS. The following legends shall appear on the face of all certificates representing shares of Preferred Stock issued under this Certificate of Designations unless specifically stated otherwise in the applicable provisions of this Certificate of Designations.

                  (1) PRIVATE PLACEMENT LEGEND. Except as permitted law, each certificate shall bear the legend in substantially the following form:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE OR INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND WILL NOT BE TRANSFERRED UNLESS THE COMPANY HAS RECEIVED A WRITTEN OPINION FROM COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE COMPANY STATING THAT SUCH TRANSFER IS BEING MADE IN COMPLIANCE WITH ALL APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

                  (2) TAX LEGEND. Each certificate shall bear a legend in substantially the following form:

                  THE SECURITIES REPRESENTED BY THIS CERTIFICATE OR INSTRUMENT MAY NOT BE TRANSFERRED TO ANY PERSON UNLESS SUCH PERSON PROVIDES DOCUMENTATION REASONABLY SATISFACTORY TO THE COMPANY THAT WILL ENABLE THE COMPANY TO ASCERTAIN THAT SUCH TRANSFER WILL NOT RESULT

                  IN THE COMPANY BEING REQUIRED TO WITHHOLD OR DEDUCT ANY TAXES, LEVIES, IMPOSTS, OR OTHER GOVERNMENTAL CHARGES WITH RESPECT TO DIVIDENDS OR DISTRIBUTIONS WITH RESPECT TO SUCH SECURITIES. ANY TRANSFER IN VIOLATION OF THIS LEGEND SHALL BE VOID AB INITIO.

         11.4 REPLACEMENT PREFERRED STOCK

         If any mutilated Preferred Stock certificate is surrendered to the Company and the Company receives evidence to its satisfaction of the destruction, loss or theft of any Preferred Stock certificate, the Company shall issue a replacement certificate evidencing Preferred Stock if the Company's requirements are met. If required by the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Company to protect the Company from any loss that any of them may suffer if a Preferred Stock certificate is replaced. The Company may charge for its expenses in replacing a Preferred Stock certificate.

         Every replacement certificate evidencing Preferred Stock is an additional obligation of the Company and shall be entitled to all of the benefits of this Certificate of Designations equally and proportionately with all other Preferred Stock duly issued hereunder.

         11.5 OUTSTANDING PREFERRED STOCK

         The Preferred Stock outstanding at any time is all the Preferred Stock issued by the Company except for those canceled by it, those delivered to it for cancellation, and those described in this SECTION 11 as not outstanding.

         If a certificate evidencing Preferred Stock is replaced pursuant to
SECTION 11.4 hereof, it ceases to be outstanding unless the Company receives proof satisfactory to it that the replaced Preferred Stock is held by a bona fide purchaser.

SECTION 12.       HEADINGS OF SUBDIVISIONS.

         The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

SECTION 13.       SEVERABILITY OF PROVISIONS.

         If any powers, preferences and relative, participating, optional and other special rights of the Preferred Stock, and the qualifications, limitations and restrictions thereof, set forth in this Certificate of Designations (as it may be amended from time to time) are invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other powers, preferences and relative, participating, optional and other special rights of the Preferred Stock, and the qualifications, limitations and restrictions thereof, set forth in this Certificate of Designations (as so amended) that can be given effect without the invalid, unlawful or unenforceable powers, preferences and relative, participating, optional and other special rights of the Preferred Stock, and the qualifications, limitations and restrictions thereof, shall, nevertheless, remain in full force and effect, and no powers, preferences and relative, participating, optional or other special rights of the Preferred Stock, and the qualifications, limitations and restrictions thereof, set forth herein shall be deemed dependent upon any other such powers, preferences and relative, participating, optional or other special rights of Preferred Stock, and qualifications, limitations and restrictions thereof, unless so expressed herein.

SECTION 14.       AVAILABLE REMEDIES.

         Subject to Section 6.11 of the Investment Agreement, any Holder of Preferred Stock may proceed to protect and enforce its rights and the rights of any other Holder of Preferred Stock with such legal and equitable relief, including injunctive and recissory relief, as any court of competent jurisdiction deems appropriate to specifically enforce any terms or provisions hereof, all to the extent not inconsistent with the Delaware General Corporation Law. The provisions of Section 6.11 of the Investment Agreement (and the definitions related thereto) are incorporated into and are made a part of this Certificate of Designations as if such provisions and related definitions were set forth herein in their entirety.

         IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be duly executed this 31st day of May, 2001.

                                        TRANSDIGM HOLDING COMPANY

                                    By: /s/ Gregory Rufus
                                        ---------------------------------------
                                        Name: Gregory Rufus
                                        Title: Chief Financial Officer